Exhibit 10.3

Supplement to Employment Agreement

June 20, 2019

This SUPPLEMENT is made to the employment agreement (the “Agreement”) by and between Autoliv, Inc., a Delaware corporation (the “Company”), and Daniel Garceau (the “Executive”), that was entered on March 21, 2018.

1.	Section 2 of the the Agreement will be changed as follows:

Employment.  The Executive is hereby employed on the Effective Date as the President, Americas of the Company.  In this capacity, the Executive shall have the duties, responsibilities and authority commensurate with such position as shall be assigned to him by the Chief Executive Officer and President of the Company (the “Chief Executive Officer”). The principal workplace for the Executive shall be Ogden Utah, United States.

2.	The change made to Section 2 above will not constitute a Good Reason upon signing this supplement to the Agreement as defined in Article 10-(c)-(iii) of the Agreement.
3.	Article 10-(c)-(iii) of the Agreement will be changed as follows:

(iii) the relocation of the Executive’s principal place of employment by the Company to a location more than 30 miles from the Executive’s any of the principal places of employment mentioned in Section 2, as modified with this Supplement to Employment Agreement, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations;

4.	Other terms and conditions of the Employment Agreement remain unchanged.

IN WITNESS WHEREOF this Supplement has been executed the day and year first above written.

AUTOLIV, INC

Sherry Vasa	Daniel Garceau
EVP Human Resources & Sustainability